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                                                             EXHIBIT 99(d)(1)(a)

                               MERIDIAN FUND, INC.
                            FEE AND EXPENSE AGREEMENT

      THIS AGREEMENT is made as of this 5th day of October, 2005 by and among Meridian Fund, Inc. (the "Company"), for itself and on behalf of the Meridian Equity Income Fund (the "Fund") and Aster Investment Management Co., Inc. ("Aster").

      WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940; and

      WHEREAS, Aster, an investment adviser registered under the investment Advisers Act of 1940, serves as investment adviser to the Fund pursuant to an investment advisory agreement (the "Investment Advisory Agreement");

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

      1. LIMITATION ON TOTAL OPERATING EXPENSE RATIO. Aster hereby agrees to waive any advisory fees payable to it under the Investment Management Agreement and/or reimburse other expenses of the Fund to the extent necessary to maintain a total operating expense ratio of the Fund that does not exceed its capped operating expense ratio of 1.25% ("Capped Operating Expense Ratio").

      2. DURATION OF THE COMMITMENT. The parties agree that Aster will maintain the Capped Operating Expense Ratio for a one-year period commencing November 1, 2005.

      3. ENTIRE AGREEMENT; MODIFICATION; AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to its subject matter. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. No modification or amendment of this Agreement shall be binding unless in writing and executed by the parties affected thereby.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date above first written.

MERIDIAN FUND, INC.                       ASTER INVESTMENT MANAGEMENT CO., INC.

By: /s/Richard F. Aster, Jr.              By: /s/Richard F. Aster, Jr.
    ---------------------------               ---------------------------
    Name: Richard F. Aster, Jr.               Name: Richard F. Aster, Jr.
    Title: President and CEO                  Title: President